Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
YP.Net, Inc.:

We consent to the incorporation by reference in the registration statements of YP.Net, Inc. on Form S-8 (File No. 333-107721) filed as of August 7, 2003, of our report dated December 5, 2003, on the consolidated balance sheets of YP.Net, Inc. as of September 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 annual report on Form 10-KSB of YP.Net, Inc.

/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
December 30, 2003